Exhibit 99.1

Investor Relations Contact:
Lori Owen
Xilinx, Inc.
(408) 879-6911
ir@xilinx.com

Xilinx Raises Quarterly Dividend $0.03 per Diluted Share;
Reiterates Sales Guidance for March Quarter

SAN JOSE, CA, March 14, 2011— Xilinx, Inc. (NASDAQ: XLNX) today announced that its Board of Directors has increased the quarterly cash dividend from $0.16 to $0.19 per outstanding share of common stock, payable on June 8, 2011 to all stockholders of record at the close of business on May 18, 2011. “The increase in our quarterly dividend reflects our strong and consistent operating cash flow as well as our commitment to returning shareholder value,” said Moshe Gavrielov, Xilinx President and Chief Executive Officer.

Xilinx also reiterated its sales guidance for the March quarter of fiscal 2011. March quarter sales are expected to be flat to up 5% sequentially, consistent with the Company’s previous guidance. This guidance assumes that the Company’s shipments to customers in Japan are not affected by the recent events there. The Company is still in the process of assessing the situation in Japan.

No conference call will be held in conjunction with this business update. Additional commentary pertaining to the March quarter will be available when the Company reports its March quarter financial results on April 27, 2011.

The Company will be hosting its Annual Analyst Meeting in New York City today. Additional details pertaining to this event as well as access to the live webcast are available from the investor relations website at http://investor.xilinx.com.

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This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “expect,” “believe,” “may,” “will,” “could,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar expressions to identify such forward-looking statements that include, but are not limited to, statements related to the semiconductor market, the growth and acceptance of our programmable platforms, expected revenue growth, the demand and growth in the markets we serve, opportunity for expansion into new markets, and our expectations regarding our business outlook for the March quarter for fiscal 2011. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. We undertake no obligation to update such forward-looking statements. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including customer acceptance of our new products, current global economic conditions, acquisition-related expenses, the health of our customers and the end markets in which they participate, our ability to forecast end customer demand, a high dependence on turns business, more customer volume discounts than expected, greater product mix changes than anticipated, fluctuations in manufacturing yields, our ability to deliver product in a timely manner, our ability to successfully manage production at multiple foundries, variability in wafer pricing, and other risk factors listed in our most recent Forms 10-Q and 10-K.

About Xilinx

Xilinx is the world’s leading provider of programmable platforms. For more information, visit http://www.xilinx.com.

Xilinx, the Xilinx logo, Virtex, Spartan, ISE, and other brands designated herein are trademarks of Xilinx in the United States and other countries. All other trademarks are the property of their respective owners.

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